Exhibit 99.1
West Corporation Acquires IPC’s Command
Systems Segment
Omaha, NE, Longmont, CO, Jersey City, NJ and Montreal, QC
November 5, 2008 — West Corporation and IPC Systems, Inc., today jointly announced that they have entered into an agreement whereby West will acquire IPC’s Command Systems segment (d/b/a Positron Public Safety Systems (“PPSS”)) and combine it with West’s Intrado operations. Together, the two companies will deliver fully-integrated 9-1-1 solutions for public safety.
The acquisition is expected to close in the fourth quarter, pending regulatory approval, and will be funded with cash on hand. The total cost before transaction expenses is approximately $167 million. West does not intend to update its 2008 guidance as a result of this transaction.
PPSS is a leader in fully-integrated, premise-based public safety solutions that enable Enhanced 911 call handling, computer-aided dispatching, mapping, automated vehicle location and radio communications capabilities to allow public safety agencies to better coordinate responses to emergency events. Based in Montreal, Quebec, PPSS has been providing public safety solutions for more than 20 years, with deployments in over 3,000 public safety answering points (“PSAPs”) worldwide. PPSS has sold more than 2,000 positions of its Voice-Over-IP Emergency Response (“VIPER”) call handling platform.
Intrado provides 9-1-1 systems and services to virtually all major communications carriers, supporting over 2 billion 9-1-1 calls to date. The company is engaged with carriers and public safety to deliver advanced 9-1-1 services. The Intrado Intelligent Emergency Network, Intrado’s next generation, IP-based emergency communications architecture, is deployed in support of public safety agencies throughout the country.
Today, services and products needed to deliver 9-1-1 are spread across multiple entities, making it more difficult for public safety agencies to deliver life saving applications to citizens. Together, Intrado and PPSS will build upon their respective expertise in network and premise-based solutions to deliver essential new services like 9-1-1 text messaging — allowing people in emergency situations to send text messages to PSAPs.
“For many years the PPSS and Intrado teams have worked independently to shape the evolution of 9-1-1. I look forward to working collaboratively with the talented employees of both companies to provide seamless delivery of complete end-to-end emergency communications and response solutions from the network to the desktop,” said George Heinrichs, Intrado president.

PPSS currently has 360 employees, 240 of whom are located in Canada. The current PPSS management team is expected to remain in place.
“We are excited and enthused about being part of Intrado,” said Darrin Reilly, PPSS’ president. “We both are fully committed to improving the quality of emergency response. By working as a unified team, we can provide the public safety community with enhanced services and critical information about a 9-1-1 call that will save more lives.”
About Intrado
For nearly 30 years, Intrado has played a key role in helping to define, build and maintain the nation’s complex emergency communications infrastructure. Today Intrado, a subsidiary of West Corporation, provides the core of the nation’s 9-1-1 system, supporting over 240 million calls to 9-1-1 each year. For more information please visit www.intrado.com.
About Positron Public Safety Systems
Positron Public Safety Systems Inc. (“PPSS”), a division of IPC, is a leader in fully integrated public safety solutions for call handling and applications that enable end-to-end dispatching solutions and services. PPSS has more than 20 years’ experience delivering indispensable applications to the public safety market. With installations throughout the world, PPSS’ global footprint extends from the United States and Canada through Europe, Africa, Latin America and Asia-Pacific. Find out more at www.positron911.com.
About West Corporation
West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies, organizations and government agencies. West helps its clients communicate effectively, maximize the value of their customer relationships and drive greater profitability from every interaction. The Company’s integrated suite of customized solutions includes conferencing, emergency communications, automated notifications, automated voice services, customer acquisition, customer care and accounts receivable management services.
Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of 41,000 employees based in North America, Europe and Asia. For more information, please visit www.west.com.
About IPC
IPC is a leading provider of indispensable communications solutions to global enterprises. With almost 35 years of expertise, IPC provides its systems and services to the world’s largest financial services firms, as well as to public safety; government; power, energy and utility; and transportation organizations. IPC offers its customers a suite of products and enhanced services that includes advanced Voice over IP technology, and integrated network and 24x7x365 management services to over 40 countries.

Based in Jersey City, N.J., IPC has 1,400 employees throughout the Americas, Europe and the Asia Pacific regions. For more information, visit www.ipc.com.
Forward-Looking Statements
This press release contains forward looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. In particular, the expected growth, expected market share, expected cost savings, any projections or estimates regarding West’s future revenues, operating margins, expenses, net income, cash flows, capital expenditures, effective tax rates and client behavior, as well as the assumptions underlying or relating to such expectations, are forward-looking statements. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include the ability to integrate or achieve the objectives of our recent acquisitions, including the PPSS transaction, West’s ability to complete future acquisitions, competition in West’s highly competitive industries, extensive regulation in many of West’s markets, West’s ability to recover on its charged-off consumer receivables, capacity utilization of West’s contact centers, the cost and reliability of voice and data services, availability of key personnel and employees, the cost of labor and turnover rates, the political, economic and other conditions in countries where West operates, the loss of any key clients, West’s ability to purchase, and finance the acquisition of, charged-off receivable portfolios on acceptable terms and in sufficient amounts, the nature of West’s forward flow contracts, the non-exclusive nature of West’s client contracts and the absence of revenue commitments, the possibility of an emergency interruption to West’s data and contact centers, acts of terrorism or war, security or privacy breaches of West’s systems and databases, West’s ability to protect proprietary information or technology, West’s ability to continue to keep pace with technological developments, the cost of pending and future litigation and other risk factors described in documents filed by the company with the United States Securities and Exchange Commission including West’s annual report on Form 10-K for the year ended December 31, 2007 and quarterly report on Form 10-Q for the quarter ended September 30, 2008. These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AT WEST CORPORATION:	AT IPC:
David Pleiss	Michael Malynowsky
Investor Relations	Director of Marketing
(402) 963-1500	(514) 345-2200
dmpleiss@west.com	mmalynowsky@positron911.com